Exhibit 99

News Release

Contact:	Charles R. Guarino Treasurer (814) 765-9621

CNB FINANCIAL ANNOUNCES THIRD QUARTER DIVIDEND

CLEARFIELD, PENNSYLVANIA – August 8, 2006

The Board of Directors of CNB Financial Corporation (Nasdaq: CCNE) has announced the declaration of a 14 cents per share quarterly dividend payable on September 15, 2006 to shareholders of record on September 1, 2006.

CNB Financial Corporation is a $770 million bank holding company headquartered in Clearfield, PA. It conducts business primarily through County National Bank whose market area includes twenty convenient office locations in six counties of Pennsylvania.

For further information regarding the stock of CNB Financial Corporation, please call (814) 765-9621, County National Bank Stock Transfer Department or contact any brokerage firm. The identifying symbol for this security is CCNE.

County National Bank’s website is www.bankcnb.com.